Exhibit 5.1

GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.

January 19, 2005

OPTIBASE LTD.
2 Gav Yam Center
7 Shenkar Street
Herzliya 46120, Israel

Ladies and Gentlemen:

We have acted as counsel to Optibase Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 (the “Registration Statement”) being filed with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the registration of an additional 820,000 of the Company’s ordinary shares, par value NIS 0.13 per share, issuable upon exercise of options (the “Options”) that either have been, or may after the date hereof be, granted by the Company under its 1999 Israeli Share Option Plan and the 1999 U.S. Share Option Plan, as amended (the “Plans”).

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company’s (i) Articles of Association, (ii) the Plans and (iii) resolutions of the Company’s Board of Directors, Audit Committee, and shareholders. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the 820,000 ordinary shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.